Exhibit 99.1

Phio Pharmaceuticals and Helmholtz Zentrum München
Announce Collaboration and Option Agreement with Medigene

Marlborough, Mass., USA and Martinsried/Munich, March 10, 2020 /PRNewswire/ -- Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (INTASYL™) therapeutic platform, today announced that it has reached a new agreement with Medigene AG (“Medigene”) in relation to Phio Pharmaceuticals’ previously announced research collaboration in August 2019 with the Helmholtz Zentrum München to design and develop novel candidates for the use of INTASYL™ compounds in adoptive cell therapy to enhance immune cell function. Under the terms of the new agreement, Medigene will contribute expertise regarding clinical development as well as proprietary research material and has an option to an exclusive license for the clinical and/or commercial exploitation of the potential immune cell enhancers against certain fee payments.

“We are pleased that Medigene will be contributing to our research alliance with the Helmholtz Zentrum München,” said Dr. Gerrit Dispersyn, President and CEO of Phio. “The breadth of the INTASYL™ platform and the compound’s capability to augment the anti-tumor effectiveness of various cell-based approaches are key differentiators of the platform, and Medigene’s clinical development experience with personalized T cell therapies will be helpful in our efforts to identify potential new targets and therapies that INTASYL™ can enhance. The capabilities that Medigene will bring to the collaboration will be additive to the ongoing research efforts we have undertaken with Prof. Dr. Elfriede Nößner and her team at the Helmholtz Zentrum München as we remain committed to exploring and identifying novel targets to strengthen our immuno-oncology product candidate portfolio.”

“We are delighted to continue to work with Phio Pharmaceuticals and Helmholtz Zentrum München within this new agreement,” said Prof. Dolores J. Schendel, CEO and CSO of Medigene. “We look forward to the outcomes of this collaborative research effort and exploring the potential future options.”

Said Prof. Dr. Elfriede Nößner, Head of Immunoanalytics at Helmholtz Zentrum München, “I am very excited about this 3-party agreement. Connecting pharma and clinical stage biotechnology with academic research is an enormous asset to the growing field of immunotherapy. It promises seamless translation of basic science knowledge to patient benefit.”

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (INTASYL™) therapeutic platform. The Company's efforts are focused on silencing tumor-induced suppression of the immune system through its proprietary INTASYL™ platform with utility in immune cells and/or the tumor micro-environment. Our goal is to develop powerful INTASYL™ therapeutic compounds that can weaponize immune effector cells to overcome tumor immune escape, thereby providing patients a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.phiopharma.com.

About Medigene

Medigene AG (FSE: MDG1, Prime Standard) is a publicly listed, clinical-stage biotechnology company headquartered in Martinsried near Munich, Germany. The Company is developing highly innovative immunotherapies to target various forms and stages of cancer. Medigene concentrates on the development of personalized T cell-based therapies, with associated projects currently in pre-clinical and clinical development. Read more about Medigene's company profile: https://www.medigene.com.

About Helmholtz Zentrum München

Helmholtz Zentrum München is a research center with a mission to discover personalized medical solutions for the prevention and therapy for environmentally triggered diseases and promote a healthier society in a rapidly changing world. To achieve this, Helmholtz Zentrum München investigates the interaction of genetics, environmental factors and lifestyle. Helmholtz Zentrum München has approximately 2,500 staff members and is headquartered in Neuherberg in the north of Munich. Helmholtz Zentrum München is a member of the Helmholtz Association, a community of 19 scientific-technical and medical-biological research centers with a total of about 37,000 staff members.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact Phio Pharmaceuticals Corp.
ir@phiopharma.com

Investor Contact

Ashley R. Robinson
LifeSci Advisors

arr@lifesciadvisors.com

Contact Medigene

Dr Gary Waanders, Claudia Burmester, Dr Anna Niedl

+49 89 2000 3333 01

investor@medigene.com

LifeSci Advisors

Hans Herklots

hherklots@lifesciadvisors.com

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